AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 28 ,2000
                                                     REGISTRATION NO. 333-
==============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                    -----------------------------------

                                  FORM S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                    -----------------------------------
                    SOVEREIGN SPECIALTY CHEMICALS, INC.
           (Exact name of registrant as specified in its charter)

      DELAWARE                                           36-4176637
 (State or other                                       (I.R.S. Employer
 jurisdiction of incorporation                        Identification Number)
 or organization)
                         225 West Washington Street
                                 Suite 2200
                          Chicago, Illinois 60606

                    SOVEREIGN SPECIALTY CHEMICALS, INC.
                        EMPLOYEE STOCK PURCHASE PLAN
                         (Full title of the plans)

                              JOHN R. MELLETT
                 VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                    SOVEREIGN SPECIALTY CHEMICALS, INC.
                         225 WEST WASHINGTON STREET
                                 SUITE 2200
                          CHICAGO, ILLINOIS 60606
                               (312) 419-7100
         (Name, address, and telephone number of agent for service)

                      CALCULATION OF REGISTRATION FEE

                                            CALCULATION OF REGISTRATION FEE

===========================================================================================================================
                                                                    PROPOSED
                                                                    MAXIMUM          PROPOSED
                                                                    OFFERING         MAXIMUM
       TITLE OF SECURITIES                    AMOUNT TO BE         PRICE PER        AGGREGATE            AMOUNT OF
         TO BE REGISTERED                     REGISTERED (1)         SHARE        OFFERING PRICE      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share        20,000 shares        $100.00        $2,000,000           $528.00
===========================================================================================================================

(1) Plus such additional number of shares as may be required in the event of a stock dividend, stock split, recapitalization or other similar event in accordance with Rule 416 of the Securities Act of 1933, as amended (the "Securities Act").

                                   PART I

EXPLANATORY NOTE

     This Form S-8 Registration Statement relates to 20,000 shares of voting common stock of Sovereign Specialty Chemicals, Inc., par value $.01 per share (the "Common Stock"), which may be issued under our Employee Stock Purchase Plan (the "ESPP").

     The documents containing information specified by Part I of this Registration Statement will be sent or given to participants in the ESPP as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission under the Securities Act. Such document(s) are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     References to "the Company" shall mean Sovereign Specialty Chemicals, Inc., a Delaware corporation.

                                  PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

          The SEC allows us to "incorporate by reference" information into this Registration Statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Registration Statement, and later information that we file with the SEC will automatically update this Registration Statement. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

     (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed with the SEC on March 30, 1999, which includes our audited financial statements for the fiscal year ended December 31, 1998;

     (b) Our Quarterly Reports on Forms 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, filed with the SEC on May 14, 1999, August 13, 1999 and November 15, 1999, respectively;

     (c) Our Current Reports on Form 8-K filed with the SEC on November 29, 1999 and Form 8-K/A filed with the SEC on January 13, 2000; and

     (d) Our Registration Statement on Form S-4 filed with the SEC on November 3, 1997, as amended on Forms S-4/A filed with the SEC on April 3, 1998, April 27, 1998 and April 29, 1998.

     Item 4.  Description of Securities

     General. The Amended and Restated Certificate of Incorporation of the Company (the "Certificate") authorizes the issuance of 2,700,000 shares of Common Stock, and 2,100,000 shares of non-voting common stock, par value $0.01 per share. As of January 21, 2000, there were 1,436,239 shares of Common Stock and 730,182 shares of non-voting common stock outstanding. The ESPP provides for the issuance of 20,000 shares of Common Stock.

     Voting Rights. Holders of shares of Common Stock are generally entitled to one vote per share. On any matter on which the holders of Common Stock and non-voting common stock are entitled to vote, both classes of common stock will vote together as a single class, and each holder of non-voting common stock will be entitled to one vote per share. Notwithstanding the foregoing, holders of non-voting common stock will be entitled to vote as a separate class on any amendment, repeal or modification of any provisions of the Certificate that adversely affects the powers, preferences or special rights of holders of non-voting common stock (and does not affect holders of Common Stock in a similar manner). In addition, the following actions require the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Common Stock or non-voting common stock combined: (i) any increase, reduction or other change in the authorized number of shares of either class, (ii) the authorization of any new series or class of the Company's stock senior to or on a parity with the current classes of common stock,
(iii)  increases in the  authorized  shares of any such series or class and
(iv) any amendment to the Certificate that adversely affects the rights of the Common Stock and non-voting common stock.

     Dividends. Holders of Common Stock and non-voting common stock are entitled to receive such dividends or other distributions as may be declared thereon by the Board of Directors of the Company from time to time out of the funds or assets legally available for such dividends and distributions. Any dividends or other distributions declared or paid by the Company will be declared or paid pro rata, on a share-for-share basis, on the Common Stock and the non-voting common stock.

     Conversion. Under certain circumstances, holders of non-voting common stock may convert such stock into Common Stock on a share-for-share basis (and vice versa).

     Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of Common Stock and non-voting common stock shall be entitled to share pro rata, on a share-for-share basis, in all assets of the Company available for distribution to its stockholders.

     Adjustment. If the Company in any manner subdivides or combines the outstanding shares of either class of common stock, then the outstanding shares of the other class of common stock will be subdivided or combined, as the case may be, to the same extent and other appropriate adjustments will be made.

     Item 5.  Interests of Named Experts and Counsel

     Certain legal matters with respect to the validity of the Common Stock offered by this Registration Statement will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations). A partnership in which partners of Fried, Frank, Harris, Shriver & Jacobson are partners is a shareholder of the Company.

     Item 6.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys'
fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     The DGCL further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The By-Laws of the Company provide that the Company shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and that such indemnification will continue as to an indemnitee who has ceased to be a director or officer. The By-Laws of the Company further provide that any employee or agent of the Company, or any person serving at the request of the Company will be indemnified in the same manner as a director or officer of the Company.

     The By-Laws of the Company provide that the Company may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Company would have the power to indemnify such person against such liability under its By-Laws.

     We have obtained an indemnification insurance policy insuring our directors and officers against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

     Item 7.  Exemption from Registration Claimed

     Not applicable.

     Item 8.  Exhibits

EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------

4.1* Certificate of Amended and Restated Certificate of Incorporation of the Company

4.2*                By-Laws of the Company as amended on December 27, 1999

4.3*                Sovereign  Specialty  Chemicals,  Inc.  Employee  Stock
                    Purchase Plan

4.4*                Form of Sovereign  Specialty  Chemicals,  Inc. Employee
                    Subscription Agreement

4.5*                Form of Sovereign Specialty Chemicals,  Inc. Management
                    Subscription Agreement

4.6 Shareholders Agreement, dated as of December 29, 1999, by and among Sovereign Specialty Chemicals, Inc., SSCI Investors LLC and the shareholders listed on Schedule 1 thereto, previously filed as Exhibit 99.1 to the Company's Current Report on Form 8-K/A on January 13, 2000, and incorporated herein by reference

5.1*                Opinion of Fried, Frank, Harris, Shriver & Jacobson

23.1                Consent  of Fried,  Frank,  Harris,  Shriver & Jacobson
                    (included in Exhibit 5.1)

23.2* Consent of Ernst & Young LLP (independent public accountants)


-------------------------
*    Filed herewith.

     Item 9.  Undertakings

     The Company hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or
     Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) That, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois on January 26, 2000.

                                        Sovereign Specialty Chemicals, Inc.

                                         /s/ John R. Mellett
                                        ---------------------------------
                                        By: John R. Mellett
                                            Vice President and
                                            Chief Financial Officer

                             POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS:

     That the undersigned officers and directors of Sovereign Specialty Chemicals, Inc., a Delaware corporation, do hereby constitute and appoint Robert B. Covalt, John R. Mellett, Thomas P. Salice, and Christine Smith, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and any additional registration statements pursuant to Instruction E to Form S-8 and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies, approves and confirms all that his or her said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                        Title                        Date
      ---------                        -----                        ----

/s/ Robert B. Covalt       Chairman of the Board, Chief        January 26, 2000
-------------------------  Executive Officer and President
    Robert B. Covalt

/s/ John R. Mellett        Vice-President and Chief            January 26, 2000
-------------------------  Financial Officer
     John R. Mellett

/s/ John Garcia            Director                            January 26, 2000
-------------------------
       John Garcia

/s/ John D. Macomber       Director                            January 26, 2000
-------------------------
    John D. Macomber

/s/ Robert H. Malott       Director                            January 26, 2000
-------------------------
    Robert H. Malott

/s/ Thomas P. Salice       Director                            January 26, 2000
-------------------------
    Thomas P. Salice

/s/ Norman E. Wells, Jr.   Director                            January 26, 2000
-------------------------
  Norman E. Wells, Jr.

                             Index to Exhibits



EXHIBIT NO.         DESCRIPTION OF EXHIBIT
-----------         ----------------------

4.1* Certificate of Amended and Restated Certificate of Incorporation of the Company

4.2*                By-Laws of the Company as amended on December 27, 1999

4.3*                Sovereign  Specialty  Chemicals,  Inc.  Employee  Stock
                    Purchase Plan

4.4*                Form of Sovereign  Specialty  Chemicals,  Inc. Employee
                    Subscription Agreement

4.5*                Form of Sovereign Specialty Chemicals,  Inc. Management
                    Subscription Agreement

4.6 Shareholders Agreement, dated as of December 29, 1999, by and among Sovereign Specialty Chemicals, Inc., SSCI Investors LLC and the shareholders listed on Schedule 1 thereto, previously filed as Exhibit 99.1 to the Company's Current Report on Form 8-K/A on January 13, 2000, and incorporated herein by reference

5.1*                Opinion of Fried, Frank, Harris, Shriver & Jacobson

23.1                Consent  of Fried,  Frank,  Harris,  Shriver & Jacobson
                    (included in Exhibit 5.1)

23.2* Consent of Ernst & Young LLP (independent public accountants)

-------------------------
*    Filed herewith.